EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2016 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 4, 2015 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) today reported financial results for the first quarter ended September 30, 2015. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2016 Results

Total revenues for the first quarter of fiscal year 2016, which ended on September 30, 2015, were $0.7 million as compared to total revenues of $1.1 million for the same quarter last fiscal year. The decrease of $0.4 million in total revenues was primarily due to a $0.2 million reduction in research and development revenue from a decline in the number of government funded research grants and $0.1 million in reduced product sales due primarily to unfavorable currency rates on LeukoScan sales in Europe.

Total costs and expenses for the current quarter were $14.8 million as compared to $13.5 million for the same period in 2014, representing an increase of $1.3 million or 10%. This increase was driven primarily by $3.5 million higher research and development expenses for product development expenses related to the Phase 3 PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer and the Phase 2 antibody-drug conjugates' clinical trials. The increase in cost and expenses this quarter was partially offset by the $2.1 million decrease in general and administrative expenses attributable primarily to reduced legal and professional fees, principally related to the arbitration proceedings with Takeda-Nycomed, which concluded during the 2015 fiscal year.

Interest expense this quarter related to the 4.75% Convertible Senior Notes was $1.4 million, including the amortization of $0.2 million debt issuance costs. There was no interest expense for the same quarter last fiscal year.

Net loss attributable to our stockholders this quarter was $15.4 million, or $0.16 per share, compared with a net loss attributable to our stockholders of $12.4 million, or $0.13 per share, for the same quarter in fiscal 2015. The $3.0 million increase in net loss this quarter was primarily due to $3.5 million increased clinical trial-related research and development costs and $1.4 million interest expense, partially offset by $2.1 million decreased legal and professional fees, as described above.

As of September 30, 2015, cash, cash equivalents, and marketable securities totaled $85.5 million.

"As presented by Dr. Goldenberg at the 2015 World ADC conference in San Diego, sacituzumab govitecan continues to show consistently encouraging results in patients with metastatic solid cancers. We are continuing to progress our regulatory activities regarding a Phase 3 registration trial in TNBC," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "In addition, patient enrollment for the PANCRIT-1 trial has significantly increased in the last quarter, and we are on track to complete patient accrual during calendar year 2016," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  At the 2015 World ADC San Diego conference, sacituzumab govitecan was reported to have produced durable responses that exceeded one year in some patients with metastatic triple-negative breast (TNBC), small-cell (SCLC) and non-small-cell lung (NSCLC) cancers. (For more information on the results, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2015/pr10192015.pdf).

  Interim results in patients with advanced, metastatic lung cancers were also presented at the 16th World Conference on Lung Cancer.
  (http://www.immunomedics.com/pdfs/news/2015/pr09082015.pdf)

  A late-breaking abstract focusing on results in patients with TNBC has been accepted for presentation at the 2015 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference, scheduled for Sunday, November 8, 2015, in Boston, Massachusetts.

  Further update in TNBC will be provided in a poster discussion session at the 2015 San Antonio Breast Cancer Symposium in San Antonio, Texas, on Thursday, December 10, 2015.

  Full updates on the sacituzumab govitecan Phase 2 study will be given at the Cambridge Healthtech Institute's 15th Annual PepTalk: The Protein Science Week in San Diego, California, scheduled for Wednesday, January 20, 2016.

IMMU-114

  Initial results of a Phase 1 first-in-man study of subcutaneous injections of IMMU-114 in hematologic malignancies will be presented at the 57th Annual Meeting of the American Society of Hematology in Orlando, Florida, on Sunday, December 6, 2015.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, November 5, 2015 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2016, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 54517808. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through December 4, 2015.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics' most advanced candidate is 90Y-clivatuzumab tetraxetan. The radiolabeled antibody is in a Phase 3 registration trial in patients with advanced pancreatic cancer. Immunomedics expects patient enrollment to be completed in calendar year 2016. Immunomedics' portfolio of investigational products also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 273 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company's dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2015	2015
ASSETS
Current Assets:
Cash and cash equivalents	$ 11,785,074	$ 13,452,775
Marketable securities	73,703,229	86,165,532
Accounts receivable, net of allowance for doubtful accounts	489,107	345,627
Inventory	539,184	584,424
Other receivables	85,643	857,068
Prepaid expenses	1,725,132	1,136,103
Other current assets	649,267	945,673
	88,976,636	103,487,202

Property and equipment, net	2,763,914	2,241,838
Other long-term assets	50,566	50,566

	$ 91,791,116	$105,779,606

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$ 11,985,641	$ 11,808,223
Deferred revenues	307,913	271,667
Other liabilities	1,624,639	1,599,760
Convertible senior notes - net	96,807,032	96,624,577
Stockholders' deficit	(18,934,109)	(4,524,621)

	$ 91,791,116	$105,779,606

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2015	2014
Revenues:
Product sales	$ 581,248	$ 727,633
License fee and other revenues	10,825	--
Research & development	138,805	344,365
Total Revenues	730,878	1,071,998
Costs and Expenses	14,839,209	13,516,132
Operating Loss	(14,108,331)	(12,444,134)
Interest (Expense) and Other Income	(1,288,458)	13,335
Loss before Income Tax Expense	(15,396,789)	(12,430,799)
Income Tax Expense	(19,250)	(11,963)
Net Loss	(15,416,039)	(12,442,762)
Less Net Loss attributable on noncontrolling interest	(22,217)	(32,342)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (15,393,822)	$ (12,410,420)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.16)	$ (0.13)

Weighted average number of common shares outstanding (basic and diluted):	94,595,826	93,098,202
CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Corporate Secretary
         (973) 605-8200, extension 123
         ccheng@immunomedics.com